NXSTAGE REPORTS SECOND QUARTER FINANCIAL RESULTS AND RAISES FULL-YEAR REVENUE GUIDANCE

•	Revenue Increases to $92.2 million, up 15% from Q2'15

•	Home Revenue Increases to $51.1 million, up 14% from Q2'15
•Operating Income from Products Business Increases to $5.0 million

•	Full-Year Revenue Guidance Increases to $360 to $365 million

•	Company Launches First of Many NxGen Features and Capabilities

LAWRENCE, Mass., August 4, 2016, --NxStage Medical, Inc. (Nasdaq: NXTM), a leading medical technology company focused on advancing renal care, today reported second quarter revenue above the top end of its guidance.
Total revenue for the second quarter of 2016 increased 15 percent to $92.2 million, compared with revenue of $80.3 million for the second quarter of 2015. The Company's revenue guidance range for the second quarter was $89.0 million to $91.0 million.
The Company's revenue performance was driven by the Products Business, and more specifically, outperformance in NxStage's largest segment, System One, which consists of its Home and Critical Care markets. Home revenue increased 14 percent to $51.1 million for the second quarter of 2016 compared with revenue of $44.8 million for the second quarter of 2015. Critical Care revenue increased 28 percent to $18.7 million for the second quarter of 2016 compared with revenue of $14.6 million for the second quarter of 2015.
Net loss attributable to NxStage Medical, Inc.'s stockholders improved to $1.7 million for the second quarter of 2016 compared with a net loss of $5.3 million for the second quarter of 2015 and included $5.0 million of income from operations from the Products Business.

"We delivered another strong quarter of growth and improving profitability. Looking ahead, we believe we are well positioned with tremendous growth opportunities which include an impressive stream of system launches expected over the next three years: our next generation hemodialysis system, our peritoneal dialysis system and our next generation critical care system," stated Jeffrey H. Burbank, Founder and CEO of NxStage.

The Company also announced that it launched enhanced priming features, the first of many upcoming capabilities of its next generation hemodialysis system. "The NxStage team is thrilled to provide patients and customers with access to new enhanced priming features that deliver on our promise of improved ease of use and reduced set-up time. In addition, these features are compatible with current generation System Ones, which means patients and customers can easily access them today," stated Burbank.

Guidance:
The Company now expects full-year revenue for 2016 to be in the range of $360 to $365 million, versus its previously increased guidance for revenue to be at the high end of its range of $355 to $360 million, reflecting Critical Care's outperformance during the quarter. The Company now expects its net loss for the full-year to be at the better end of its guidance range of $7 to $12 million.

For the third quarter of 2016, the Company expects revenue to be in the range of $89 to $91 million, which reflects expectations for lower revenue from the Company's In-Center segment as previously disclosed earlier this year. The Company also expects a net loss in the range of $1 to $3 million. The

Company's net loss guidance reflects expectations for continued operating income from the Products Business offset by the Company's continued investment in NxStage Kidney Care.

Conference Call:
NxStage will also host a conference call today, Thursday, August 4, 2016, at 9:00 a.m. Eastern Time to discuss its second quarter financial results. To listen to the conference call, please dial 877-392-9886 (domestic) or 707-287-9329 (international). The call will also be webcast LIVE and can be accessed via the investor relations section of the Company’s website at http://ir.nxstage.com.

A replay of the conference call will be available two hours after the completion of the call through August 11, 2016. To access the replay, dial 855-859-2056 (domestic) or 404-537-3406 (international) and reference conference ID 44443371. An online archive of the conference call can be accessed via the investor relations section of the Company’s website at http://ir.nxstage.com.

About NxStage
NxStage Medical, Inc. (Nasdaq: NXTM) is a leading medical technology company, headquartered in Lawrence, Massachusetts, USA, that develops, manufactures and markets innovative products for the treatment of end-stage renal disease (ESRD) and acute kidney failure. NxStage has also established a small number of dialysis clinics committed to the development of innovative care delivery models for patients with ESRD. For more information on NxStage and its products and services, please visit the Company's website at http://www.nxstage.com and www.nxstagekidneycare.com.

About the NxStage System One
The NxStage System One is the first and only truly portable hemodialysis system cleared specifically by the FDA for home hemodialysis and home nocturnal hemodialysis. Its simplicity and revolutionary size (just over a foot tall) are intended to allow convenient use in patients' homes and give patients the freedom to travel with their therapy. When combined with the NxStage PureFlow SL Dialysis Preparation System, patients are able to further simplify, using ordinary tap water to create dialysis fluid on demand. Unlike conventional hemodialysis systems, the System One requires no special infrastructure to operate. Under the guidance of their physician, patients can use the NxStage System One, with their trained partners, where, how and when it best meets their needs, including while they are sleeping - at home or on vacation and at a medically appropriate treatment frequency. In addition, NxStage's Nx2me Connected Health platform collects important NxStage System One and patient information for flexible viewing, monitoring and reporting that may improve patient management and simplify alternative site care. The System One is also used to provide a range of flexible therapy options in more traditional care settings such as hospitals and dialysis centers. Its safety and efficacy have been demonstrated by experience with more than 13 million treatments with thousands of patients around the world.http://www.nxstage.com/.

Forward-Looking Statements
This release contains forward-looking statements concerning our business, operations and financial condition. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. Examples of these forward-looking statements include statements as to the anticipated demand for the Company's products, market opportunities, timing of our new product launches, and our financial guidance for 2016 and beyond, including anticipated revenues and net loss. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond NxStage's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements, including market acceptance and demand for NxStage's products domestically and internationally, growth in home and/or more frequent hemodialysis, regulatory approvals, competition, unanticipated difficulties in achieving operational efficiencies and cost reductions, changes in reimbursement for home and more frequent hemodialysis, changes in the regulatory environment, changes in the historical purchasing patterns and preferences of our customers, including DaVita Healthcare Partners Inc. and Fresenius Medical Care, including in response to NxStage Kidney Care, and certain other factors that may affect future operating results and which are detailed in NxStage's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

In addition, the statements in this press release represent NxStage's expectations and beliefs as of the date of this press release. NxStage anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while NxStage may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events, or otherwise. These forward-looking statements should not be relied upon as representing NxStage's expectations or beliefs as of any date subsequent to the date of this press release.

Contact:
Kristen K. Sheppard, Esq.
VP, Investor Relations
ksheppard@nxstage.com

NxStage Medical, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues	$92,207	$80,316	$181,414	$159,798
Cost of revenues	53,784	49,452	106,474	98,808
Gross profit	38,423	30,864	74,940	60,990
Operating expenses:
Selling and marketing	16,116	14,518	31,370	29,066
Research and development	7,961	6,622	15,115	12,496
Distribution	7,015	6,255	14,068	12,626
General and administrative	8,511	8,585	16,542	17,497
Total operating expenses	39,603	35,980	77,095	71,685
Loss from operations	(1,180)	(5,116)	(2,155)	(10,695)
Other income (expense):
Interest expense, net	(288)	(242)	(529)	(483)
Other (expense) income, net	(409)	37	(641)	301
Total other expense	(697)	(205)	(1,170)	(182)
Net loss before income taxes	(1,877)	(5,321)	(3,325)	(10,877)
Provision for income taxes	348	273	683	580
Net loss	(2,225)	(5,594)	(4,008)	(11,457)
Less: Net loss attributable to noncontrolling interests	(493)	(267)	(1,000)	(472)
Net loss attributable to stockholders of NxStage Medical, Inc.	$(1,732)	$(5,327)	$(3,008)	$(10,985)
Net loss per share, basic and diluted	$(0.03)	$(0.08)	$(0.05)	$(0.17)
Weighted-average shares outstanding, basic and diluted	64,428	63,288	64,302	63,059
Other comprehensive loss, net of tax	(1,280)	(154)	(219)	(930)
Total comprehensive loss	(3,505)	(5,748)	(4,227)	(12,387)
Less: Comprehensive loss attributable to noncontrolling interests	(493)	(267)	(1,000)	(472)
Total comprehensive loss attributable to stockholders of NxStage Medical, Inc.	$(3,012)	$(5,481)	$(3,227)	$(11,915)

NxStage Medical, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(unaudited)

	June 30,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$58,459	$59,065
Accounts receivable, net	30,092	25,195
Inventory	41,309	38,391
Prepaid expenses and other current assets	5,921	6,254
Total current assets	135,781	128,905
Property and equipment, net	66,374	66,711
Field equipment, net	20,978	20,744
Deferred cost of revenues	34,065	33,068
Intangible assets, net	10,714	11,744
Goodwill	42,710	42,710
Other assets	3,074	2,992
Total assets	$313,696	$306,874
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,583	$10,767
Accrued expenses	26,616	27,266
Current portion of long-term debt	324	315
Other current liabilities	4,452	4,394
Total current liabilities	44,975	42,742
Deferred revenues	52,280	51,362
Long-term debt	1,602	1,664
Other long-term liabilities	16,911	17,367
Total liabilities	115,768	113,135
Commitments and contingencies
Noncontrolling interests subject to put provisions	168	219
Stockholders’ equity:
Undesignated preferred stock: par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of June 30, 2016 and December 31, 2015	—	—
Common stock: par value $0.001, 100,000,000 shares authorized; 65,443,862 and 64,873,038 shares issued as of June 30, 2016 and December 31, 2015, respectively	65	64
Additional paid-in capital	621,395	612,487
Accumulated deficit	(405,838)	(402,830)
Accumulated other comprehensive loss	(4,250)	(4,031)
Treasury stock, at cost: 901,013 and 822,059 shares as of June 30, 2016 and December 31, 2015, respectively	(15,334)	(13,864)
Total NxStage Medical, Inc. stockholders' equity	196,038	191,826
Noncontrolling interests not subject to put provisions	1,722	1,694
Total stockholders' equity	197,760	193,520
Total liabilities and stockholders’ equity	$313,696	$306,874

NxStage Medical, Inc.
Cash Flows from Operating Activities
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2016	2015

Cash flows from operating activities:
Net loss	$(4,008)	$(11,457)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15,649	15,473
Stock-based compensation	5,394	6,590
Other	(561)	813
Changes in operating assets and liabilities:
Accounts receivable	(4,980)	(2,315)
Inventory	(12,533)	(8,023)
Prepaid expenses and other assets	150	169
Accounts payable	2,785	(641)
Accrued expenses and other liabilities	276	(2,036)
Deferred revenues	991	(957)
Net cash provided by (used in) operating activities	$3,163	$(2,384)

NxStage Medical, Inc.
Revenues by Segment
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
System One segment
Home	$51,102	$44,789	$100,638	$88,287
Critical Care	18,745	14,631	38,512	30,713
Total System One segment	69,847	59,420	139,150	119,000
In-Center segment	16,731	18,563	33,497	36,430
Other	3,408	1,857	5,589	3,704
Products subtotal	89,986	79,840	178,236	159,134
Services segment	4,114	1,144	6,801	1,814
Elimination of intersegment revenues	(1,893)	(668)	(3,623)	(1,150)
Total	$92,207	$80,316	$181,414	$159,798

NxStage Medical, Inc.
Segment Financial Performance
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Products Business (System One Segment, In-Center Segment & Other)
Revenues	$89,986	$79,840	$178,236	$159,134
Gross profit	$42,097	$34,781	$83,433	$68,487
Gross margin percentage	47%	44%	47%	43%
Income from operations	$4,989	$955	$11,205	$1,158
Services
Revenues	$4,114	$1,144	$6,801	$1,814
Gross profit	$(3,454)	$(3,917)	$(8,103)	$(7,497)
Gross margin percentage	n/a	n/a	n/a	n/a
Loss from operations	$(5,949)	$(6,071)	$(12,970)	$(11,853)
Eliminations
Elimination of intersegment revenues	$(1,893)	$(668)	$(3,623)	$(1,150)
Elimination of intersegment gross profit	$(220)	$—	$(390)	$—
Total Company
Revenues	$92,207	$80,316	$181,414	$159,798
Gross profit	$38,423	$30,864	$74,940	$60,990
Gross margin percentage	42%	38%	41%	38%
Loss from operations	$(1,180)	$(5,116)	$(2,155)	$(10,695)